Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to The Shaw Group Inc. 401(k) Plan and The Shaw Group Inc. 401(k) Plan for Certain Hourly Employees of our report dated October 27, 2006 (except for the effects of the restatements described in paragraph 3 of Note 1, as to which the date is November 29, 2007), with respect to the consolidated financial statements of The Shaw Group Inc. included in its Annual Report (Form 10-K) for the year ended August 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
New Orleans, Louisiana
July 8, 2009